Press Release

Cyber Defense subsidiary announces Sierra Nevada contract cancellation

Atlanta-Columbus, GA - September 26, 2007 -- Cyber Defense Systems, Inc (OTCBB: CYDF - News), a designer and developer of next generation unmanned aerial vehicles (UAV’s), and its wholly owned subsidiary Techsphere Systems International, Inc. (TSI), a designer, developer and manufacturer of manned and unmanned airships, announced today that Sierra Nevada Corporation, (SNC) canceled its firm fixed price contract with TSI.

TSI entered into an IDIQ contract for a fixed price in 2005 prior to the acquisition by Cyber Defense. This contract was based on estimates developed jointly between SNC and TSI. The current SA 90 that is partially complete was contracted to SNC from the government under a cost plus contract. Partial funding and long delays added on to the original cost exceeding the original estimates. With this cancellation SNC will complete the SA 90 airship under their existing cost plus contract. TSI hopes to come to an amicable settlement with SNC allowing TSI to continue to manufacture Airships for the government in the future, with the support of SNC. TSI continues to focus on its commercial business where immediate returns and future profits appear to be the most promising.

ABOUT CYBER DEFENSE SYSTEMS

Cyber Defense Systems, Inc. is designing and building a new generation of UAV’s. Cyber Defense is currently marketing the airships and their CyberBug(TM) UAV’s to various branches of the U.S. government and U.S. allies as multi-use platform vehicles capable of deployment in surveillance and communication operations. Cyber Defense Systems, Inc. http://www.cduav.com (OTCBB: CYDF)

ABOUT TECHSPHERE SYSTEMS INTERNATIONAL

Techsphere Systems International, Inc., a wholly owned subsidiary of Cyber Defense is located in Atlanta and Columbus, GA, is the manufacturer of low, mid and high altitude airships. Together with their teaming companies, Techsphere will design and build unique airship platforms for use in many areas including surveillance, the military and wireless communications. The current spherical airship design holds the world altitude record at over 20,000 feet. http://www.techsphere.us.

Contact:

Cyber Defense Systems, Inc.
Billy Robinson, 727-577-0878
billy@proxity.com

Techsphere Systems International, Inc.
Mike Lawson, 706-536-3749
mlsmi@aol.com